Ex. 99-1

Goldfield Anticipates Increased Demand For Its Electrical Transmission Services

MELBOURNE, Florida, August 19 - Goldfield Corporation, a leading provider of electrical construction services in the eastern region of the United States, advised that the recent electrical transmission interruption in the northeast and Midwest may create increased demand for the company's electrical construction services of its subsidiary, Southeast Power Corporation.

In response to recent inquiries about the company, John H. Sottile, president of Goldfield, said the company is currently bidding and reviewing proposals for possible new contracts to replace and upgrade electrical transmission systems in the northeast region of the U.S. He cautioned that there can be no assurance to the extent or the timing of any additional contracts that might materialize.

Goldfield recently expanded its presence in the electrical construction market by establishing a northern division that is focused on constructing transmission lines and fiber optic systems for electric utilities and telecommunications companies. The division is staffed with experienced energy and telecommunications construction professionals who provide services beyond the company's traditional markets, and into the mid-Atlantic and northern region of the U.S.

Goldfield's Southeast Power subsidiary has been a leading provider of electrical construction and maintenance service in the energy infrastructure industry for more than 40 years.  Southeast Power specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities seeking to add and improve their network of transmission lines.  In recent years, the subsidiary has significantly grown its revenues, expanded its customer base, and positioned itself to meet the growing demand for its services.

About Goldfield

Goldfield is a leading provider of electrical construction and maintenance services in the energy infrastructure industry in the Southeast United States. The company specializes in installing and maintaining electrical transmission lines for a wide range of electric utilities. Goldfield is also involved in the development of high-end waterfront condominium projects on Florida's east coast.

Statements in this release are based on current expectations. These statements are forward looking and actual results may differ materially. For further details see the company's filings with the Securities and Exchange Commission.

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Further Information
Investors:
The Goldfield Corporation, 321-724-1700 or info@goldfieldcorp.com

Media:
Jim Burke, Edelman, 321-722-9788 or jim.burke@edelman.com